Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

July 21, 2015
First Busey Announces 2015 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the quarter ended June 30, 2014:

•Net income available to common stockholders of $9.8 million, up 21.9%	•Return on average assets of 1.0%, up from 0.9%
•Total net interest income of $27.4 million, up 9.3%	•Total average gross loans of $2.494 billion, up 10.9%
•Total non-interest income of $16.6 million, up 10.7%	•Non-interest bearing deposits of $705.2 million, up 16.5%

First Busey Corporation's net income for the second quarter of 2015 was $9.9 million and net income available to common stockholders was $9.8 million, or $0.11 per fully diluted common share.  The Company reported net income of $7.8 million and net income available to common stockholders of $7.6 million, or $0.09 per fully-diluted common share, for the first quarter of 2015 and net income of $8.2 million and net income available to common stockholders of $8.0 million, or $0.09 per fully-diluted common share for the second quarter of 2014.

The Company's year-to-date net income through June 30, 2015 was $17.7 million and net income available to common stockholders was $17.3 million, or $0.20 per fully-diluted common share, compared to net income of $16.1 million and net income available to common stockholders of $15.7 million, or $0.18 per fully-diluted common share, for the comparable period of 2014.  On January 8, 2015, First Busey Corporation completed its acquisition of Herget Financial Corp. ("Herget"), headquartered in Pekin, Illinois.  The Company's year-to-date net income was impacted by $1.0 million of one-time expenses, which occurred primarily in the first quarter of 2015, related to its acquisition of Herget.  In addition, during the first quarter of 2015, the Company undertook initiatives to refine its branch network and restructure various internal teams to improve efficiency going forward, which will result in three branch closings on July 30, 2015.  These initiatives resulted in $0.7 million of fixed asset impairments and $0.3 million in other corporate restructuring costs, all of which were one-time, non-recurring items in the first quarter of 2015.

Gross loans at June 30, 2015 increased $29.7 million from March 31, 2015, including an increase in loans held for sale of $5.1 million during the period.  Gross loans increased to $2.515 billion at June 30, 2015 from $2.485 billion at March 31, 2015 and $2.324 billion at June 30, 2014, impacted by the addition of loans obtained as part of the Herget acquisition as well as organic growth.  The linked quarter increase in gross loans was led by organic commercial growth as commercial loans grew $32.3 million in the second quarter of 2015 compared to March 31, 2015, even while experiencing significant pay downs with some of our larger credits during that period.  Commercial loans grew $109.8 million at June 30, 2015 compared to June 30, 2014.

Overall deposit levels declined seasonally during the second quarter of 2015, totaling $3.136 billion at June 30, 2015 compared to $3.184 billion at March 31, 2015, but increased from $2.862 billion at June 30, 2014.  The seasonal drop in deposit levels of $48.1 million between the first and second quarter of 2015 was less than the $65.6 million decline in deposit levels between first and second quarter 2014.  Overall deposit levels grew $274.2 million in the second quarter 2015 compared to the same period of 2014, primarily due to deposits acquired from the Herget acquisition and organic growth.  Average deposit balances for the three months ended June 30, 2015 grew $29.3 million compared to the three months ended March 31, 2015 and $287.1 million compared to the three months ended June 30, 2014.

Non-interest bearing deposits of $705.2 million at June 30, 2015 decreased from $718.7 million at March 31, 2015, but increased from $605.3 million at June 30, 2014.  Non-interest bearing deposits as of June 30, 2015 represented 22.5% of total deposits.  The Company remained strongly core deposit funded at 76.5% of total assets as of June 30, 2015, with solid liquidity and significant market share in the communities it serves.

Capital Strength:  At the end of the second quarter of 2015, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, First Busey Corporation's Tangible Common Equity ("TCE") increased to $339.0 million at June 30, 2015 compared to $335.7 million at March 31, 2015 and $328.7 million at June 30, 2014.  TCE represented 8.79% of tangible assets at June 30, 2015, compared to 8.60% at March 31, 2015 and 9.44% at June 30, 2014.1

The Company's strong capital levels have supported a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 31, 2015 of $0.05 per common share to stockholders of record as of July 24, 2015. First Busey Corporation has an uninterrupted history of paying dividends to its common stockholders since the bank holding company was organized in 1980.

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality continues to be evident by strong performance across a range of credit indicators.  The June 30, 2015 asset metrics reflect the post combination results of acquiring Herget.  As of June 30, 2015, the Company reported non-performing loans of $8.4 million compared to $10.4 million as of March 31, 2015 and $11.5 million as of June 30, 2014.

The Company recorded net recoveries of $0.1 million for the second quarter of 2015 compared to net charge-offs of $0.3 million for first quarter of 2015 and net charge-offs of $1.0 million for the second quarter of 2014.  Net charge-offs for the first six months of 2015 were $0.2 million compared to $2.1 million for the same period of 2014.  Due to favorable net charge-off activity, the Company did not record a provision for loan loss in the second quarter of 2015, compared to a provision of $0.5 million in the first quarter of 2015 and $1.0 million in the second quarter of 2014.  For the first six months of 2015, the provision for loan loss was $0.5 million, compared to $2.0 million for the same period of 2014, as the Company's dedication to improving asset quality and building balance sheet strength continues to yield positive results.

The allowance for loan losses as a percentage of loans decreased to 1.90% at June 30, 2015 compared to 1.92% at March 31, 2015 and 2.04% at June 30, 2014.  During the current year, the Company held acquired loans with uncollected principal balances from the Herget acquisition.  These loans are carried net of a fair value adjustment for credit and interest rate and are only included in the allowance calculation to the extent that the reserve requirement exceeds their credit fair value adjustment.

With a continued commitment to the quality of assets and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities which are primarily generated through Busey Wealth Management and FirsTech - represented 53.9% of the Company's non-interest income for the quarter ended June 30, 2015, providing a balance to revenue from traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens the Company's business base and enhances its ability to further develop revenue sources.  In addition, our professional farm management and brokerage services are entrusted to care and maximize value for landowners of prime farmland in Illinois.

Trust fees and commissions and brokers' fees decreased to $6.0 million for the second quarter of 2015 compared to $6.5 million for the first quarter of 2015 due to seasonal farm management fees, but increased from $5.8 million for the second quarter of 2014.  Trust fees and commission and brokers' fees increased to $12.4 million for the six months ended June 30, 2015 compared to $12.0 million for the six months ended June 30, 2014.

FirsTech's remittance processing revenue increased to $3.0 million for the second quarter of 2015, compared to $2.5 million for the first quarter of 2015, and $2.4 million for the second quarter of 2014.  Remittance processing revenue increased to $5.5 million for the six months ended June 30, 2015 compared to $4.7 million, up 15.8%, for the six months ended June 30, 2014.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion.  Specific areas of operating performance are detailed as follows:

•Net interest income before provision for loan losses of $27.4 million in the second quarter of 2015 increased from $26.7 million in the first quarter of 2015 and $25.0 million in the second quarter of 2014.  Net interest income for the first six months of 2015 was $54.0 million compared to $49.6 million for the same period of 2014.  The second quarter of 2015 was positively impacted by an additional day compared to the first quarter of 2015 and by redeployment of cash into higher-yielding investment securities and loans.

•The net interest margin increased to 3.05% for the second quarter of 2015, compared to 3.03% for the first quarter of 2015, but decreased from 3.13% for the second quarter of 2014.  Average earning assets for the three months ended June 30, 2015 grew $23.5 million compared to the three months ended March 31, 2015 and $400.5 million compared to the three months ended June 30, 2014.  The net interest margin for the first six months of 2015 decreased to 3.04% compared to 3.13% for the same period of 2014, influenced by growth in average cash and due from bank balances of $385.3 million for the six months ended June 30, 2015 compared to $261.2 million for the six months ended June 30, 2014.  By the end of the second quarter of 2015, the cash and due from bank balance declined to $289.4 million, primarily as a result of positive changes in asset mix and fluctuations in funding.

•Gain on sales of loans increased to $1.9 million for the second quarter of 2015, based on strong mortgage loan production which generated $1.7 million of gain, with an additional $0.2 million generated from sales of commercial loans.  By comparison, total gain on sales of loans were $1.4 million for the first quarter of 2015 and $1.2 million in the second quarter of 2014, predominantly based on mortgage activity.  In the first six months of 2015, gain on sales of loans increased to $3.3 million from $2.2 million in the comparable period of 2014.  Mortgage production in the second quarter of 2015 reached the highest level since the third quarter of 2013, primarily driven by strong loan activity related to the purchase of new homes.

•Salaries and wages and employee benefits decreased to $15.8 million in the second quarter of 2015 compared to $16.8 million in the first quarter of 2015, but increased from $15.0 million in the second quarter of 2014.  In the first six months of 2015, salaries and wages and employee benefits increased to $32.7 million compared to $30.1 million for the same period of 2014, due to higher commissions related to mortgage production, first quarter restructuring expenses, and an initial increase in the number of employees in connection with the Herget acquisition.  By the end of the second quarter, full-time equivalent employees had decreased to 804 from 828 at March 31, 2015 and from 813 at June 30, 2014.

•Data processing expense in the second quarter of 2015 decreased to $3.2 million compared to $3.5 million in the first quarter of 2015, but increased from $2.7 million in the second quarter of 2014.  Data processing expense totaled $6.8 million for the first six months of 2015, compared to $5.5 million for the same period of 2014. The increase was primarily due to non-recurring software conversion expenses related to the acquisition of Herget, as discussed above.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

•Other operating expenses in the second quarter of 2015 decreased to $4.6 million compared to $5.3 million in the first quarter of 2015 and $4.7 million in the second quarter of 2014.  In the first six months of 2015, other operating expenses increased to $9.9 million compared to $8.6 million for the same period of 2014, due to restructuring initiatives discussed above which includes $0.7 million in fixed asset impairments and Herget acquisition-related expenses of $0.2 million.

Overview and Strategy:

Our financial performance was strong in the first six months of 2015, as we grew our balance sheet and multiple revenue streams through organic means, supplemented by the Herget acquisition.  Various actions were undertaken to help shape our franchise for the future, trimming certain areas where sensible and adding in others with a continuing commitment to deliver optimal value to our Pillars.

Busey customers are increasingly seeking innovative mobile options to flexibly manage their finances.  Digital channels are currently accessed by nearly 75% of customers with over 30% using mobile devices and over 20% enrolled in mobile deposit programs.  Following an extensive analysis of both customer needs and stockholder value, we announced our plans to close three full service branches effective on July 30, 2015.  As we are able to successfully service many emerging customer preferences through enhanced digital and telephone support, we have also modified hours where appropriate in our remaining thirty-six branch network to better match patterns of customer usage.

Later this year, the Company plans to launch Busey's Bank by Appointment.  The new online tool will allow customers to schedule a branch appointment with a banker when it's convenient for them.  Customers simply find a time that works for their schedule, provide a few basic details about the reason for their visit, and meet with a banker at the location of their choice.  The process of understanding and optimizing best avenues for service distribution is an ongoing exercise across our Company.  Our streamlined retail network will continue as a dynamic funding source with a relationship-driven focus to help our clients and communities flourish.

The Company remains committed to our communities and culture of integrity.  We received a 5-Star Superior rating by one of the nation's leading bank rating and research firms – BauerFinancial.  The 5-Star rating is the highest designation by the agency and was awarded based on our financial condition, as reported on March 31, 2015.  Our superior rating denotes the highest level of strength and performance as measured by BauerFinancial.  In addition, in June Busey was honored to be named "2015 Best of Gulfshore" by Gulfshore Life magazine for best in banking in Southwest Florida.

We are pleased by the successful integration of Herget into the Busey family of companies during the first quarter of 2015 and are excited about the prospects for the future.  We believe the merger with Herget will allow us to further increase our presence in the Peoria MSA.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value for our stockholders.

As we move forward in 2015, we feel confident that we are well positioned to explore potential external growth opportunities to enhance and complement our mission to achieve positive organic growth.  We take pride in our past and look confidently towards our future, gratefully acknowledging the efforts of our associates, the business of our customers, and the continued support of Busey by you, our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2014	2015	2014
EARNINGS & PER SHARE DATA
Net income	$9,936	$7,761	$7,593	$8,185	$17,697	$16,072
Income available to common stockholders[2]	9,755	7,579	7,411	8,004	17,334	15,709
Revenue[3]	43,996	42,634	40,090	40,036	86,630	79,536
Fully-diluted earnings per share	0.11	0.09	0.08	0.09	0.20	0.18
Cash dividends paid per share	0.05	0.05	0.05	0.05	0.10	0.09

Net income by operating segment
Busey Bank	$8,815	$7,278	$7,854	$7,436	$16,093	$14,715
Busey Wealth Management	1,425	963	1,102	1,401	2,388	2,403
FirsTech	492	358	270	326	850	635

AVERAGE BALANCES
Cash and due from banks	$378,422	$392,330	$283,411	$239,372	$385,337	$261,244
Investment securities	889,035	861,934	789,620	870,818	875,560	846,648
Gross loans	2,494,200	2,486,569	2,372,617	2,249,786	2,490,405	2,242,590
Earning assets	3,670,857	3,647,340	3,365,335	3,270,335	3,659,163	3,257,628
Total assets	3,919,381	3,901,198	3,597,157	3,523,428	3,910,340	3,515,613
Non-interest bearing deposits	725,261	703,505	622,152	592,066	714,443	580,171
Interest-bearing deposits	2,449,140	2,441,604	2,249,295	2,295,196	2,445,392	2,301,631
Securities sold under agreements to repurchase	172,930	186,663	181,176	134,237	179,759	132,948
Interest-bearing liabilities	2,727,070	2,733,634	2,517,428	2,484,433	2,730,333	2,489,579
Stockholders' equity-common	367,201	363,369	358,885	349,410	365,296	347,262
Tangible stockholders' equity-common[4]	332,138	328,087	331,130	320,186	330,124	317,658

PERFORMANCE RATIOS
Return on average assets[5]	1.00%	0.79%	0.82%	0.91%	0.89%	0.90%
Return on average common equity[5]	10.66%	8.46%	8.19%	9.19%	9.57%	9.12%
Return on average tangible common equity[5]	11.78%	9.37%	8.88%	10.03%	10.59%	9.97%
Net interest margin[5,6]	3.05%	3.03%	3.13%	3.13%	3.04%	3.13%
Efficiency ratio[7]	62.07%	68.98%	68.43%	64.35%	65.47%	64.50%
Non-interest revenue as a % of total revenues[3]	37.83%	37.44%	34.93%	37.50%	37.64%	37.67%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)
	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
Assets
Cash and due from banks	$289,385	$428,936	$339,438	$182,032
Investment securities	924,207	866,651	761,438	841,962

Commercial loans	1,847,521	1,815,183	1,812.965	1,737,751
Held for sale loans	23,816	18,685	10,400	20,286
Retail real estate and retail other loans	643,239	650,983	592,325	566,031
Gross loans	$2,514,576	$2,484,851	$2,415,690	$2,324,068

Allowance for loan losses	(47,720)	(47,652)	(47,453)	(47,428)
Premises and equipment	64,834	64,996	63,974	64,562
Goodwill and other intangibles	34,558	35,366	27,373	28,778
Other assets	105,434	104,036	105,147	113,475
Total assets	$3,885,274	$3,937,184	$3,665,607	$3,507,449

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$705,231	$718,738	$666,607	$605,346
Interest checking, savings, and money market deposits	1,930,185	1,939,164	1,738,170	1,718,057
Time deposits	500,324	525,983	496,071	538,125
Total deposits	$3,135,740	$3,183,885	$2,900,848	$2,861,528

Securities sold under agreements to repurchase	174,352	183,675	198,893	140,563
Long-term debt	50,000	50,000	50,000	-
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	27,594	24,824	27,227	23,591
Total liabilities	$3,442,686	$3,497,384	$3,231,968	$3,080,682
Total stockholders' equity	$442,588	$439,800	$433,639	$426,767
Total liabilities & stockholders' equity	$3,885,274	$3,937,184	$3,665,607	$3,507,449

Share Data
Book value per common share	$4.26	$4.22	$4.16	$4.08
Tangible book value per common share[2]	$3.86	$3.82	$3.84	$3.75
Ending number of common shares outstanding	86,905	86,896	86,861	86,831

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014

Gross loans	$2,514,576	$2,484,851	$2,415,690	$2,324,068
Non-performing loans
Non-accrual loans	8,377	10,202	9,000	11,232
Loans 90+ days past due	64	189	10	235
Non-performing loans, segregated by geography
Illinois/ Indiana	7,105	7,688	5,309	8,273
Florida	1,336	2,703	3,701	3,194
Loans 30-89 days past due	4,112	3,716	1,819	1,766
Other non-performing assets	310	315	216	1,622
Non-performing assets to total loans and non-performing assets	0.35%	0.43%	0.38%	0.56%
Allowance as a percentage of non-performing loans	565.34%	458.59%	526.67%	413.60%
Allowance for loan losses to loans	1.90%	1.92%	1.96%	2.04%
Net (recoveries) charge-offs	(68)	301	(439)	998
Provision expense	-	500	-	1,000

[1] Results are unaudited except for amounts reported as of December 31, 2014
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Interest and fees on loans	$24,586	$22,437	$48,752	$44,970
Interest on investment securities	4,324	4,219	8,421	7,937
Total interest income	$28,910	$26,656	$57,173	$52,907

Interest on deposits	1,210	1,306	2,449	2,668
Interest on short-term borrowings	37	35	88	74
Interest on long-term debt	11	-	21	-
Junior subordinated debt owed to unconsolidated trusts	301	294	594	587
Total interest expense	$1,559	$1,635	$3,152	$3,329

Net interest income	$27,351	$25,021	$54,021	$49,578
Provision for loan losses	-	1,000	500	2,000
Net interest income after provision for loan losses	$27,351	$24,021	$53,521	$47,578

Trust fees	5,146	5,080	10,843	10,697
Commissions and brokers' fees	819	676	1,603	1,347
Fees for customer services	4,781	4,729	9,249	8,912
Remittance processing	2,988	2,376	5,475	4,726
Gain on sales of loans	1,868	1,234	3,294	2,215
Net security (losses) gains	(22)	(3)	(21)	40
Other	1,043	920	2,145	2,061
Total non-interest income	$16,623	$15,012	$32,588	$29,998

Salaries and wages	13,310	12,578	27,816	24,827
Employee benefits	2,520	2,386	4,863	5,279
Net occupancy expense	2,161	2,055	4,406	4,298
Furniture and equipment expense	1,283	1,153	2,474	2,357
Data processing expense	3,212	2,687	6,761	5,499
Amortization expense	808	733	1,577	1,480
Regulatory expense	560	501	1,203	1,056
Other operating expenses	4,591	4,730	9,892	8,645
Total non-interest expense	$28,445	$26,823	$58,992	$53,441

Income before income taxes	$15,529	$12,210	$27,117	$24,135
Income taxes	5,593	4,025	9,420	8,063
Net income	$9,936	$8,185	$17,697	$16,072
Preferred stock dividends	$181	$181	$363	$363
Income available for common stockholders	$9,755	$8,004	$17,334	$15,709

Per Share Data
Basic earnings per common share	$0.11	$0.09	$0.20	$0.18
Fully-diluted earnings per common share	$0.11	$0.09	$0.20	$0.18
Diluted average common shares outstanding	87,563	87,263	87,528	87,245

Corporate Profile

As of June 30, 2015, First Busey Corporation (Nasdaq: BUSE) was a $3.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has thirty-one banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.8 billion as of June 30, 2015.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 23 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2015, Busey Wealth Management's assets under care were approximately $5.3 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions, including the acquisition of Herget; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.